Exhibit 99.1

                    Esterline Reports 3Q Net Income of $14.2
              Million, or $.55 Per Share, on $209.9 Million Sales


    BELLEVUE, Wash.--(BUSINESS WIRE)--Sept. 1, 2005--Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2005 third quarter (ended July 29) income from continuing operations of $14.2 million, or $.55 per diluted share, on $209.9 million sales. Year-ago income from continuing operations was $7.1 million, or $.33 per diluted share, on sales of $147.4 million.
    Robert W. Cremin, Esterline CEO said, "...the quarter was another solid performance for Esterline." The company's commercial aerospace business continues to improve, offsetting a reduction in immediate requirements of combustible ammunition components by the U.S. Army during the quarter. Cremin said that, "...basically, Esterline's performance reflects higher sales volumes -- due to strengthening customer demand -- without a proportional increase in our operating expenses."
    During the quarter Esterline completed the acquisition of Palomar Products, Inc., a California-based manufacturer of secure military communication products. Last month Palomar announced a contract with Lockheed to provide the secure communications solution for the new US101 Presidential Helicopter program.
    Cremin added that Leach International -- acquired by Esterline a year ago -- is now "...solidly outperforming our expectations in all significant financial metrics." He said that, "...although the Leach operations have somewhat lower native margins when compared with other Esterline operations, we have seen solid improvement in those margins since the acquisition."
    R&D spending in the quarter rose to $11.0 million, or 5.2% of sales, compared with $5.9 million, or 4.0% of sales, for the third quarter of fiscal 2004. Cremin noted that Esterline's success at winning Tier I contracts will lead to increased research, development and engineering spending in the short term, but he said that "...the long-term expected return is high."
    Year-to-date income from continuing operations was $38.5 million, or $1.53 per diluted share, on sales of $611.3 million. For the first nine months of fiscal 2004, comparable earnings were $17.7 million, or $.82 per diluted share, on sales of $423.3 million.
    Including results from discontinued operations, year-to-date net earnings were $45.4 million, or $1.81 per diluted share, compared with $19.4 million, or $.90 per diluted share a year ago. Fiscal year 2005 income from discontinued operations principally reflect the sale of the company's Fluid Regulators subsidiary. That sale resulted in a gain of approximately $7.0 million, net of tax of $2.4 million, or $.28 per diluted share, in the first quarter of 2005. Fiscal 2004 income from discontinued operations principally reflected the earnings of Fluid Regulators and Esterline's discontinued Automation segment. Including results from discontinued operations, net earnings in the third quarter of fiscal 2005 and fiscal 2004 were $14.2 million, or $.55 per diluted share, and $7.6 million, or $.36 per diluted share respectively.
    Backlog at the end of the third quarter was $502.7 million compared with $324.2 million at the end of the prior-year period, and $423.8 million at the end of fiscal 2004.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.


ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
(In thousands, except per share amounts)


                               Three Months Ended    Nine Months Ended
                                 July      July       July       July
                                  29,       30,        29,        30,
                                 2005      2004       2005       2004
                               --------  --------  --------   --------
Segment Sales
   Avionics & Controls       $  66,990 $  48,705 $ 192,835  $ 147,313
   Sensors & Systems            80,953    41,788   239,868    116,212
   Advanced Materials           61,930    56,931   178,554    159,739
                               --------  --------  --------   --------

Net Sales                      209,873   147,424   611,257    423,264

Cost of Sales                  144,180   101,562   418,926    290,226
                               --------  --------  --------   --------
                                65,693    45,862   192,331    133,038
Expenses
   Selling, general and
    administrative              33,534    25,934    99,299     81,821
   Research, development and
      engineering               11,003     5,915    30,116     17,353
                               --------  --------  --------   --------
   Total Expenses               44,537    31,849   129,415     99,174
                               --------  --------  --------   --------

Operating Earnings From
   Continuing Operations        21,156    14,013    62,916     33,864

   Other (income) expense          272         1       338       (574)
   Interest income              (1,187)     (450)   (2,747)    (1,047)
   Interest expense              4,654     4,410    13,433     12,865
                               --------  --------  --------   --------
Other Expense, Net               3,739     3,961    11,024     11,244
                               --------  --------  --------   --------

Income From Continuing
 Operations Before Income
 Taxes                          17,417    10,052    51,892     22,620
Income Tax Expense               3,128     2,979    13,247      4,891
                               --------  --------  --------   --------

Income From Continuing
 Operations Before
 Minority Interest              14,289     7,073    38,645     17,729
Minority Interest                 (122)       --      (170)        --
                               --------  --------  --------   --------
Income From Continuing
 Operations                     14,167     7,073    38,475     17,729

Income From Discontinued
 Operations, Net of Tax              3       576     6,968      1,710
                               --------  --------  --------   --------


Net Earnings                 $  14,170 $   7,649 $  45,443  $  19,439
                               ========  ========  ========   ========

Earnings Per Share--Basic:
   Continuing operations     $     .56 $     .33 $    1.55  $     .84
   Discontinued operations          --       .03       .28        .08
                               --------  --------  --------   --------


Earnings Per Share--Basic    $     .56 $     .36 $    1.83  $     .92
                               ========  ========  ========   ========

Earnings Per Share--Diluted:
   Continuing operations     $     .55 $     .33 $    1.53  $     .82
   Discontinued operations          --       .03       .28        .08
                               --------  --------  --------   --------


Earnings Per Share--Diluted  $     .55 $     .36 $    1.81  $     .90
                               ========  ========  ========   ========

Weighted Average Number
   of Shares Outstanding--
   Basic                        25,237    21,202    24,797     21,156

Weighted Average Number
   of Shares Outstanding--
   Diluted                      25,619    21,535    25,175     21,489


Consolidated Balance Sheet
--------------------------
(In thousands)                                       July       July
                                                      29,        30,
                                                     2005       2004
                                                  ----------  --------
Assets
Current Assets
   Cash and cash equivalents                    $    80,339 $ 130,847
   Cash in escrow                                    11,744     1,008
   Short-term investments                            75,205        --
   Accounts receivable, net                         134,861    95,821
   Inventories                                      136,151    85,998
   Income tax refundable                                 --     3,640
   Deferred income tax benefits                      23,307    15,477
   Prepaid expenses                                   6,981     7,842
   Other current assets                                 288        --
                                                  ----------  --------
       Total Current Assets                         468,876   340,633

Property, Plant and Equipment, Net                  136,359   120,962

Other Non-Current Assets
   Goodwill                                         260,396   191,768
   Intangibles, net                                 169,252   114,159
   Debt issuance costs, net                           5,312     5,987
   Deferred income tax benefits                      11,897        --
   Other assets                                      25,284    22,731
                                                  ----------  --------
                                                $ 1,077,376 $ 796,240
                                                  ==========  ========

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                             $    42,007 $  24,567
   Accrued liabilities                              101,148    66,064
   Credit facilities                                  2,301     2,727
   Current maturities of long-term debt              30,913       432
   Federal and foreign income taxes                   4,269       875
                                                  ----------  --------
       Total Current Liabilities                    180,638    94,665

Long-Term Liabilities
   Long-term debt, net of current maturities        217,207   246,936
   Deferred income taxes                             45,936    26,547
   Other liabilities                                 27,764        --

Minority Interest                                     2,548        --

Net Liabilities of Discontinued Operations               --     2,818

Total Shareholders' Equity                          603,283   425,274
                                                  ----------  --------
                                                $ 1,077,376 $ 796,240
                                                  ==========  ========




    CONTACT: Esterline Corporation
             Brian Keogh, 425-453-9400